Exhibit 99.2

Schedule B

The following table sets forth options to purchase shares of the Issuer’s common stock that were previously reported as beneficially owned by the Reporting Person but have since been forfeited and are no longer outstanding or exercisable.

Grant Date	Number of Options Forfeited	Strike Price	Expiration Date	Date of Forfeiture
08/29/2020	670,978	$9.53	08/29/2027	08/28/2025
11/18/2020	105,980	$9.84	11/18/2027	08/28/2025
03/23/2021	630,000	$12.30	03/23/2028	08/28/2025
01/11/2022	500,000	$12.99	01/11/2029	08/28/2025